Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

THIRD QUARTER 2014 RESULTS

Highlights:

•	Net income for the third quarter of 2014 increased 168.9% to $1.9 million, or $0.29 per share, compared to net income of $0.7 million for the third quarter of 2013.

•	For the nine months ended September 30, 2014, net income increased 150.4% to $4.6 million, or $0.71 per share, compared to $1.9 million for the same period in 2013.

•	$65.5 million gross proceeds raised in common stock offering and related mutual-to-stock conversion.

•	Tier 1 leverage ratio of 14.12% for the Company and 12.04% for the Bank now exceed all regulatory capital requirements.

•	Non-performing assets decreased $7.5 million, or 29.0%, to $18.6 million at September 30, 2014 compared to $26.1 million at December 31, 2013 and totaled 2.10% of total assets at September 30, 2014 compared to 3.33% at December 31, 2013.

•	Efficiency ratio improved to 72.68% for the nine months ended September 30, 2014, compared to 80.39% for the same period in 2013, an improvement of 9.6%.

Franklin, North Carolina, October 30, 2014 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), the holding company for Macon Bank (the “Bank”), today announced earnings for the three and nine month periods ended September 30, 2014.

Roger D. Plemens, President and CEO of the Company, reported, “We are extremely pleased with our improved third quarter and year-to-date performance compared to 2013. The closing of our stock offering and conversion on September 30, 2014 was a historic milestone for the Company as we raised $65.5 million of additional capital from our depositors. The additional capital will help further grow our banking franchise as we continue to provide our customers with outstanding service and products in our current footprint and beyond.”

Net Interest Income

Net interest income increased $22,000, or 0.4%, to $6.2 million for the three months ended September 30, 2014 compared to $6.1 million for the same period in 2013. For the nine months ended September 30, 2014, net interest income increased $1.1 million, or 5.9%, to $19.5 million, compared to $18.4 million for the same period in 2013. The increase in net interest income for the nine months ended September 30, 2014 was primarily attributable to the recognition of $1.1 million of deferred interest and discounts resulting from the repayment and restructuring of two commercial loans.

Provision for Loan Losses

The provision for loan losses decreased $548,000, or 97.2%, to $16,000 for the three months ended September 30, 2014, compared to $564,000 for the same period in 2013. For the nine months ended September 30, 2014, the provision for loan losses decreased $2.1 million, or 98.7%, to $27,000, compared to $2.2 million for the same period in 2013. The decrease in the provision for loan losses for both periods was attributable to the Company’s improved asset quality as well as a decline in the overall historical loss rates used in our allowance for loan losses model.

Noninterest Income and Expense

Noninterest income increased $219,000, or 18.0%, to $1.4 million for the three months ended September 30, 2014 compared to $1.2 million for the same period in 2013. For the nine months ended September 30, 2014, noninterest income remained unchanged at $4.4 million compared to the same period in 2013. The increase in noninterest income for the quarterly period was primarily attributable to increases in gains on the sale of investments, fair value of mortgage servicing rights, and interchange fees, partially offset by a reduction in mortgage banking income.

Noninterest expense decreased $454,000, or 7.5%, to $5.6 million for the three months ended September 30, 2014 compared to $6.0 million for the same period in 2013. For the nine months ended September 30, 2014, noninterest expense decreased $1.0 million, or 5.4%, to $17.4 million, compared to $18.4 million for the same period in 2013. The decrease in noninterest expense for both periods was primarily attributable to decreases in the net cost of operation of real estate owned and federal deposit insurance assessments. The net cost of operation of real estate owned decreased $494,000, or 45.6%, and $1.5 million, or 43.1%, for the three and nine months ended September 30, 2014 compared to the same periods in 2013, respectively.

Balance Sheet

Total assets increased $99.9 million, or 12.7%, to $884.4 million at September 30, 2014 compared to $784.5 million at December 31, 2013, due primarily to the $63.7 million of net proceeds received from the stock offering, as well as $26.5 million of deposit growth.

Consistent with the moderate improvement in market conditions across our footprint, net loans increased by $8.1 million to $530.0 million at September 30, 2014 from $521.9 million at December 31, 2013.

Total equity increased $71.8 million, or 220.8%, to $104.3 million at September 30, 2014 compared to $32.5 million at December 31, 2013. In addition to the net proceeds received from our stock offering, $4.6 million of year-to-date net income and a $3.4 million improvement in unrealized losses on investment securities available for sale contributed to the increase in equity.

Asset Quality

Non-performing loans decreased $3.2 million, or 20.7%, to $12.4 million at September 30, 2014 compared to $15.6 million at December 31, 2013. Real estate owned decreased $4.3 million, or 41.3%, to $6.2 million at September 30, 2014 compared to $10.5 million at December 31, 2013.

Non-performing assets were 2.10% of total assets and 17.8% of total equity at September 30, 2014 compared to 3.33% and 80.4% at December 31, 2013, respectively.

For the three months ended September 30, 2014, we had net loan recoveries of $195,000 compared to net charge-offs of $940,000 for the same period in 2013, a net improvement of $1.1 million. Net loan charge-offs were $2.5 million for the nine months ended September 30, 2014 compared to $3.7 million for the same period in 2013.

Roger D. Plemens commented, “We have made great strides in reducing our non-performing assets and improving the Company’s overall asset quality throughout 2014. We will continue to devote the necessary time and effort to further reduce our non-performing assets while also maintaining focus on deploying our additional capital into high quality assets.”

About Entegra Financial Corp.

Entegra Financial Corp. became the holding company of Macon Bank on September 30, 2014 upon the completion of the mutual-to-stock conversion of Macon Bancorp and the Company’s related stock offering. A total of 6,546,375 shares were sold in the offering at $10.00 per share for gross and net proceeds of $65.5 million and $63.7 million, respectively. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”.

The Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income	$7,913	$7,845	$24,503	$23,750
Interest expense	1,747	1,701	4,959	5,302

Net interest income	6,166	6,144	19,544	18,448

Provision for loan losses	16	564	27	2,152

Net interest income after provision for loan losses	6,150	5,580	19,517	16,296

Noninterest income	1,432	1,213	4,361	4,400
Noninterest expense	5,593	6,047	17,374	18,368

Income before taxes	1,989	746	6,504	2,328

Income tax expense	107	46	1,863	475

Net income	$1,882	$700	$4,641	$1,853

Average shares outstanding	6,546,375	N/A	6,546,375	N/A

Basic and diluted net income per share	$0.29	N/A	$0.71	N/A

ENTEGRA FINANCIAL CORP. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Total assets	$884,440	$784,554
Cash and cash equivalents	$84,093	$34,316
Investments - available for sale	$187,959	$155,484
Investments - held to maturity	$25,536	$20,988
Loans held for sale	$12,427	$5,688
Loans receivable	$530,021	$521,874
Allowance for loan losses	$(11,772)	$(14,251)
Real estate owned	$6,167	$10,506

Liabilities
Total Liabilities	$780,111	$752,036
Deposits	$710,673	$684,226
Federal Home Loan Bank advances	$40,000	$40,000

Equity
Total equity	$104,329	$32,518

ENTEGRA FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Performance Ratios:
Return on average assets	0.87%	0.36%	0.76%	0.31%
Efficiency ratio (1)	73.61%	82.19%	72.68%	80.39%

(1)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

	As of September 30, 2014	As of December 31, 2013
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$12,387	$15,627
Real estate owned	$6,167	$10,506
Non-performing loans to total loans	2.34%	2.99%
Non-performing assets to total assets	2.10%	3.33%
Allowance for loan losses to non-performing loans	95.04%	91.19%
Allowance for loan losses to total loans	2.22%	2.73%

Capital Ratios (Bank level only):
Tier I capital (to average assets)	12.04%	7.02%
Tier I capital (to risk-weighted assets)	19.93%	10.70%
Total capital (to risk-weighted assets)	21.19%	11.97%

Capital Ratios (Company):
Tier I capital (to average assets)	14.12%	6.90%
Tier I capital (to risk-weighted assets)	23.36%	10.52%
Total capital (to risk-weighted assets)	24.62%	11.79%

Other Data:
Book value per share	$15.94	N/A
Closing market price per share (October 1, 2014)	$13.28	N/A
Closing price-to-book value ratio	83.31%	N/A